Exhibit 99.1

Marker Therapeutics Reports Full Year 2019 Operating and Financial Results

Houston, TX—March 12, 2020—Marker Therapeutics, Inc. (Nasdaq:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today provided a corporate update and reported financial results for the full year ended December 31, 2019.

“With a clear path forward for our Phase 2 trial in AML patients with our novel T cell therapy, and the cash resources needed to advance our studies, 2020 is shaping up to be a busy and productive year for our Company,” said Peter L. Hoang, President & CEO of Marker Therapeutics. “Based on promising results observed with our MultiTAA T cell therapy across various forms of cancer in investigator-sponsored trials, we are also evaluating opportunities for additional Marker-sponsored trials.”

PROGRAM UPDATES

Multi-Antigen Targeted (MultiTAA) T Cell Therapies

Marker Prepares to Initiate Phase 2 AML Trial

In February 2020, the Company announced an updated study protocol for its Phase 2 clinical trial of MultiTAA T cell therapy in post-allogeneic hematopoietic stem cell transplant patients with acute myeloid leukemia (AML) in both the adjuvant and active disease setting. Under an amended trial design, the U.S. Food and Drug Administration (FDA) has permitted the trial to move forward with the safety lead-in. During the second half of 2020, Marker expects to complete enrollment of the first three patients and to submit the information required by the FDA to lift a partial clinical hold during the second half of 2020. The Company does not currently expect the partial clinical hold to significantly impact site or patient enrollment.

Investigator-Sponsored Trials with MultiTAA T Cell Therapy Continue to Generate Positive Results

Marker previously reported interim data from an ongoing Phase 1/2 clinical trial of MultiTAA T cell therapy for the treatment of patients with pancreatic adenocarcinoma being conducted by its partners at the Baylor College of Medicine (BCM). In this trial, the modified T cells exhibited activity against both targeted tumor-associated antigens (TAA) and non-targeted TAAs, indicating induction of antigen spreading. To date, there has not been any cytokine release syndrome or neurotoxicity observed in this trial.

T Cell-Based Vaccines

Phase 2 Triple Negative Breast Cancer Trial Progressing

Marker’s T cell-based vaccine program in triple negative breast cancer has delivered the following results as of September 30, 2019:

•	Based on a preliminary analysis of 34 patients enrolled in the triple negative breast cancer trial, 31 patients showed meaningful immune response to vaccine treatment;

•	Of 80 patients treated at 11 clinical sites, 16 have shown disease progression following treatment with TPIV200.

Phase 2 Platinum-Sensitive Advanced Ovarian Cancer Trial

•	As previously announced, Marker has discontinued the development of TPIV200 in patients with platinum-sensitive advanced ovarian cancer based on an unblinded review of interim results from the trial conducted by the Data Safety Monitoring Board (DSMB). While the DSMB did not express safety concerns, Marker elected to discontinue the trial as it did not meet the threshold for probability of clinical benefit based upon the Company’s pre-specified criteria.

FINANCING UPDATE

•	On March 2, 2020, Marker announced that the Company entered into a Common Stock Purchase Agreement of up to $30 million with Aspire Capital Fund, LLC, a Chicago-based institutional investor and long-term Marker shareholder.

FULL YEAR 2019 FINANCIAL RESULTS

Cash Position and Guidance: At December 31, 2019, Marker had cash and cash equivalents of $43.9 million. The Company believes that the financial flexibility provided by the Aspire transaction will enable the cash runway to extend beyond the second quarter of 2021.

R&D Expenses: Research and development expenses were $12.8 million for the year ended December 31, 2019 compared to $8.0 million for the year ended December 31, 2018. The increase was primarily attributable to increases in personnel-related expenses relating to the build-up of Marker’s internal infrastructure, an increase in clinical consulting and professional expenses relating to preparation of the AML trial, an increase in process development expenses, offset by a decrease in clinical trial expenses due to the stages of ongoing clinical trials and the decreased number of active patients in such trials.

G&A Expenses: General and administrative expenses were $10.0 million for the year ended December 31, 2019, compared to $24.4 million for the year ended December 31, 2018. The decrease was primarily attributable to a decrease of $12.8 million in stock-based compensation expenses due to executive stock option grants issued in fiscal year 2018, as well as a decrease in merger-related expenses during fiscal year 2019, offset by increased expenses in headcount-related and legal and other professional expenses.

Net Loss: Marker reported a net loss of $21.4 million for the year ended December 31, 2019, compared to a net loss of $148.0 million for the year ended December 31, 2018.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad

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Forward-Looking Statement Disclaimer

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our use of proceeds from any sales under the Common Stock Purchase Agreement with Aspire Capital; our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies and our TPIV200 and TPIV100/110 programs; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials, as well as clinical trials conducted by our collaborators. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Marker Therapeutics, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$43,903,949	$61,746,748
Prepaid expenses and deposits	1,526,442	141,717
Interest receivable	56,189	108,177
Total current assets	45,486,580	61,996,642
Non-current assets:
Property, plant and equipment, net	417,528	147,668
Right-of-use assets, net	455,174	-
Total non-current assets	872,702	147,668

Total assets	$46,359,282	$62,144,310

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,757,680	$2,754,572
Lease liability	204,132	-
Warrant liability	31,000	49,000
Total current liabilities	1,992,812	2,803,572
Non-current liabilities:
Lease liability, net of current portion	280,247	-
Total non-current liabilities	280,247	-

Total liabilities	2,273,059	2,803,572

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock - $0.001 par value, 5 million shares authorized and 0 shares issued and outstanding at December 31, 2019 and 2018, respectively	-	-
Common stock, $0.001 par value, 150 million shares authorized, 45.7 million and 45.4 million shares issued and outstanding as of December 31, 2019 and 2018, respectively	45,728	45,440
Additional paid-in capital	371,573,909	365,400,748
Accumulated deficit	(327,533,414)	(306,105,450)
Total stockholders' equity	44,086,223	59,340,738

Total liabilities and stockholders' equity	$46,359,282	$62,144,310

Marker Therapeutics, Inc.

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2019	2018
Revenues:
Grant income	$213,194	$205,994
Total revenues	213,194	205,994
Operating expenses:
Research and development - intellectual property acquired	-	116,044,886
Research and development	12,764,804	7,952,870
General and administrative	9,977,196	24,379,871
Total operating expenses	22,742,000	148,377,627
Loss from operations	(22,528,806)	(148,171,633)
Other income (expense):
Change in fair value of warrant liabilities	18,000	(40,000)
Interest income	1,082,842	253,723
Net loss	$(21,427,964)	$(147,957,910)

Net loss per share, basic and diluted	$(0.47)	$(7.75)
Weighted average number of common shares outstanding	45,587,734	19,091,926

Marker Therapeutics, Inc.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(21,427,964)	$(147,957,910)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	105,123	-
Changes in fair value of warrant liabilities	(18,000)	40,000
Stock-based compensation	5,356,972	16,350,592
Amortization on right-of-use assets	181,459	-
Research and development - intellectual property acquired	-	116,044,886
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(1,384,725)	(90,567)
Interest receivable	51,988	(108,177)
Accounts payable and accrued expenses	(963,967)	1,241,260
Lease liability	(185,179)	-
Net cash used in operating activities	(18,284,293)	(14,479,916)
Cash Flows from Investing Activities:
Purchase of property and equipment	(374,983)	(147,668)
Net cash used in investing activities	(374,983)	(147,668)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants in private placement, net of offering costs	-	66,945,000
Proceeds from exercise of stock options	57,744	18,125
Proceeds from exercise of warrants, net of offering costs	758,733	4,353,628
Repurchase of common stock to pay for employee withholding taxes	-	(71,710)
Net cash provided by financing activities	816,477	71,245,043
Net (decrease) increase in cash	(17,842,799)	56,617,459

Cash and cash equivalents at beginning of year	61,746,748	5,129,289
Cash and cash equivalents at end of year	$43,903,949	$61,746,748

Contacts

Investor
Solebury Trout
Chiara Russo
(617) 221-9197
crusso@soleburytrout.com

Media
Solebury Trout

Amy Bonanno
(914) 450-0349
abonanno@soleburytrout.com